Selection (continued)

The group was broken down further as follows:

Those who had smoked for:

5 years	200
10 years	400
15 years	100
Over 20 years	100

Treatment periods were for 30, 60 and 90 days

Treatment details: The smokers tablet containing 0.5g herbal preparation was taken orally, two tablets, three times daily. The tablets were taken with warm boiled water and kept in the mouth for 30 seconds prior to being swallowed.

Test results:

	Cleansing results		
Treatment period	30days	60days	90days
Smokers for 5 yrs	89%	92%	96%
10 yrs.	90%	93%	95%
15 yrs.	82%	90%	94%
20 yrs.	83%	89%	95%

The laboratory analysis evaluating the effectiveness shows the following:

a) There was an increase in white blood cells and neutral granule cells.

b) Mild to moderate hypoxemia and hypercapnia were corrected.

c) Chest X-ray shows considerable improvement.

d) Pulmonary function corrected.

Conclusion:

The clinical tests and observation before during and after the study shows success results that are considered significant.

The negative effects caused by smoking such as coughing, phlegm, pharyngoxerosis, asthma and breathing problems were almost completely eliminated.

There was no evidence of noxious side effects.

Beijing Jingxi Hospital

November 3, 1995

北京京西医院